UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 25, 2013

CENTURY NEXT FINANCIAL CORPORATION
(Exact name of registrant as specified in charter)

Louisiana	000-54133	27-2851432
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

505 North Vienna Street, Ruston, Louisiana 71270
(Address of Principal Executive Offices) (Zip Code)

(318) 255-3733
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

(1)
On June 25, 2013, the Board of Directors of Century Next Financial Corporation (the "Company") appointed William D. Hogan to succeed Benjamin L. Denny as President and Chief Executive Officer of the Company and Bank of Ruston (the “Bank”), the wholly-owned subsidiary of the Company, following Mr. Denny’s retirement effective June 30, 2013. The Company also appointed David L. Weeks to succeed James H. Hall as Chief Credit Officer of the Bank following Mr. Hall’s retirement effective June 30, 2013.  Both Mr. Hogan and Mr. Weeks will assume their newly appointed positions beginning July 1, 2013.

As previously reported on Form 8-K dated January 22, 2013, the Board of Directors of the Company received notice that Benjamin L. Denny, President and Chief Executive Officer of the Company, and James H. Hall, Executive Vice President and Chief Credit Officer of the Bank, will be retiring effective June 30, 2013.  Mr. Denny, who is also a member of the Board of Directors, will continue to serve as a director.

(2)
William D. Hogan, age 50, currently serves as the Executive Vice President of Business Development for the Company since September 2010 and President of the Bank since May of 2011.  David L. Weeks, age 44, currently serves as Vice President of Lending for the Bank since March 2011.

(3)
Mr. Weeks’ base annual salary will be $135,000.  Mr. Weeks participates in the Bank’s 401(k) Plan, Employee Stock Ownership Plan and other group benefits maintained by the Bank.  On August 3, 2011, the Company granted 4,650 incentive stock options to Mr. Weeks.  The stock options are exercisable at the rate of 20% per year commencing on the first anniversary of the date of grant and the exercise price is $15.00 per option.

(e)
On June 25, 2013, based on a the recommendation of the Registrant’s Compensation Committee, the Company’s Board of Directors approved a service award to be paid to the Company’s retiring CEO, Benjamin L. Denny.  The award is a vehicle with a current estimated fair market value at the time of the award of $30,500.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY NEXT FINANCIAL CORPORATION

Date: June 27, 2013 By:	/s/ Mark A. Taylor
Mark A. Taylor, CPA
Senior Vice President and Chief Financial Officer